         As filed with the Securities and Exchange Commission on June 27, 1997
                                                      Registration No. 33-
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                                 -----------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                 ------------------

                          PETROLEUM HEAT AND POWER CO., INC.
                  (Exact name of registrant as specified in charter)

               Minnesota                                   06-1183025
    (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                    Identification No.)

                                 2187 Atlantic Street
                             Stamford, Connecticut 06902
                                    (203) 325-5400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------------
                                1997 Stock Bonus Plan
                                 (Full Title of Plan)
                                  -----------------

                                    Irik P. Sevin
                         Chairman and Chief Executive Officer
                          Petroleum Heat and Power Co., Inc.
                                 2187 Atlantic Street
                             Stamford, Connecticut 06902
                                    (203) 325-5400
             (name and address, including zip code and telephone number, including area code of agent for service)
                                  -----------------

                                      Copies to:

                                  Alan Shapiro, Esq.
                      Phillips Nizer Benjamin Krim & Ballon LLP
                                   666 Fifth Avenue
                               New York, New York 10103
                                    (212) 977-9700

                           CALCULATION OF REGISTRATION FEE



                                         Proposed      Proposed
                                         Maximum       Maximum
Title of Each                            Offering      Aggregate      Amount of
Class of Securities     Amount to be     Price Per     Offering       Registra-
to be Registered        Registered(1)    Share         Price          tion Fee

Class A Common Stock,
$0.10 par value.........1,000,000        $2.75(2)      $2,750,000(2)  $948.20


(1) An indeterminate number of shares of Class A Common Stock are registered hereunder, which may be issued as provided in the various options, in the event provisions against dilution become operative. No additional registration fee is included for these shares.

(2) The registration fee is based upon the average of the high and low bid prices for the Class A Common Stock of $2.75 on June 24, 1997, as prescribed by Rule 457(c).

                                       PART II

Item 3.  Incorporation of Documents by Reference.

         The following documents which have been filed by Petroleum Heat and Power Co., Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference in this Registration Statement:

         1. Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1996.

         2. Quarterly Report on Form 10-Q, as amended, for the fiscal quarter ended March 31, 1997.

         3. The description of the Class A Common Stock contained in the Registrant's Registration Statement on Form 8-A filed pursuant to
              Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing such documents.

         The Registrant will provide without charge to any Plan participant, at the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to Audrey L. Sevin, Secretary, Petroleum Heat and Power Co., Inc., 2187 Atlantic Street, Stamford, Connecticut 06902 (Tel. No. 203-325-5400).

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Names Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 302A.521 of the Minnesota Business Corporation Act (the "MNCA") provides mandatory and exclusive standards for indemnification, although the Articles of Incorporation or by-laws of a corporation can specifically limit the statutory indemnification. Minnesota law generally provides that a corporation shall indemnify a person made or threatened to be made a party to a proceeding by reason of such person's official capacity as an officer, director or employee of the corporation, against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by that person in connection with the proceeding, if such person (a) has not been indemnified by another entity for the same proceedings and in connection with the same acts or omission; (b) acted in good faith; (c) received no improper personal benefit; (d) in the case of a criminal proceeding, had no reason to believe such person's conduct was unlawful; and
(e) in connection with the acts or omissions in question, the person reasonably believed that such person's conduct was in the best interests of the corporation (or, in the case of a question of improper personal benefit, believed that the conduct was not opposed to the best interests of the corporation; or in the case of an employee benefit plan, believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan).

         Section 302A.521 of the MBCA further provides that if an officer, director or employee is made or threatened to be made a party to a proceeding in such person's official capacity, such person is entitled, upon written request to the corporation, to payment or reimbursement by the corporation of reasonable expenses incurred by such person in advance of the final disposition of the proceeding (a) upon receipt by the corporation of a written confirmation by such person of such person's good faith belief that the criteria for indemnification set forth under Minnesota law have been satisfied, an undertaking by such person to repay all amounts paid or reimbursed by the corporation if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under Minnesota law.

         Finally, Section 302A.521 of the MBCA provides that a corporation's Articles of Incorporation or by-laws may prohibit indemnification or advances or may impose conditions on such indemnification or advance, as long as those conditions apply equally to all persons or to all persons within a given class.

         Registrant's Restated Articles of Incorporation, as amended, contains the limitation of liability provision set forth below:

              "ARTICLE VIII - A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 of the Minnesota Business Corporation Act or Section 80A.23 of the Minnesota Securities Law, or (iv) for any transaction from which the directors derived an improper personal benefit. If the Minnesota Business Corporation Act is hereafter amended to authorize any further limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Business Corporation Act, as amended. No amendment or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

         Registrant's by-laws, as amended, contains the indemnification provision set forth below:

              "Section 8.01. The corporation shall indemnify all officers and directors of the corporation, for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended. Unless otherwise approved by the Board of Directors, the corporation shall not indemnify or advance expenses to any employee of the corporation who is not otherwise entitled to indemnification pursuant to the prior sentence of this Section 8.01."


Item 7.  Exemption From Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

Exhibit
Nos.     Description of Exhibits
-------  -----------------------

5.1*     Opinion of Phillips Nizer Benjamin Krim & Ballon LLP
10.1*    1997 Stock Bonus Plan and forms of Bonus Shares Agreements
23.1*    Consent of KPMG Peat Marwick LLP
23.3*    Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in
         Exhibit 5.1)*
__________________
*Filed herewith.


Item 9.  Undertakings.

         1.  The undersigned Registrant hereby undertakes:

             (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 25th day of June, 1997.

                                  PETROLEUM HEAT AND POWER CO., INC.

                                     /s/ Irik P. Sevin
                                  By
                                    --------------------------------------
                                                 Irik P. Sevin
                                            Chairman of the Board
                                  Chief Executive Officer and Chief Financial
                                            and Accounting Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                              Title                              Date
---------                              -----                              ----

/s/ Irik P. Sevin            Chairman of the Board,              June 25, 1997
----------------------       Chief Executive Officer, Financial
    Irik P. Sevin            and Accounting Officer and Director


/s/ Audrey L. Sevin          Secretary and Director              June 25, 1997
----------------------
    Audrey L. Sevin

                             Director                            June __, 1997
----------------------
    Phillip E. Cohen

----------------------       Director                            June __, 1997
    Thomas J. Edelman


/s/ Wolfgang Traber
----------------------       Director                            June 25, 1997
    Wolfgang Traber


/s/ Richard O'Connell
----------------------       Director                            June 25, 1997
    Richard O'Connell


----------------------       Director                            June __, 1997
    Stephen Russell


/s/ Paul Biddelman
----------------------       Director                            June 25, 1997
    Paul Biddelman